Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. AND HERITAGE BANK

COMPLETE CHARTER CONVERSIONS

HOPKINSVILLE, Ky. (June 5, 2013) – HopFed Bancorp, Inc. (NASDAQ: HFBC) today announced that Heritage Bank, the Company’s wholly owned subsidiary, has completed its conversion from a federally chartered savings bank to a state chartered commercial bank regulated by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation, effective June 5, 2013. The Bank’s new corporate title will be Heritage Bank USA, Inc. In connection with the Bank’s charter conversion, the Company has received approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to convert our holding company from a savings and loan holding company to a bank holding company also with an effective date of June 5, 2013.

John Peck, President and CEO, commenting on the announcement, “After Congress eliminated the Office of Thrift Supervision, we developed a good working relationship with the Office of the Comptroller of the Currency, which allowed the Company to repurchase its Preferred Stock and Warrant from the United States Treasury. However, the benefits once provided by a thrift charter no longer exist and maintaining a savings and loan charter subjected Heritage Bank and HopFed Bancorp, Inc. to additional regulations and a duplication of burdensome reporting requirements.”

Mr. Peck concludes, “The Kentucky Department of Financial Institutions, led by Commissioner Charles Vice, has an outstanding record for maintaining a strong state banking system through extremely difficult economic conditions. We believe that in the current regulatory environment, having more direct access to decision makers who understand our specific markets is important to shareholders of HopFed Bancorp, customers of Heritage Bank, and to the communities that we serve. The charter conversions will have no effect on our customers, and they will continue to receive uninterrupted FDIC insurance.”

4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY 42241

HopFed Bancorp, Inc. is the holding company of Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Bank Wealth Management of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee, and Pleasant View, Tennessee and Heritage Bank Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and HopFed Bancorp, Inc., visit our website at www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY 42241